Exhibit 10.2

RICH SPARKLE HOLDINGS LTD AND RICH BRIGHT CORPORATE LIMITED耀發有限公司 AND DRAGON PORT DEVELOPMENTS LIMITED

SHAREHOLDERS’ AGREEMENT

i

THIS AGREEMENT (this “Agreement”) is made on _____________________

BETWEEN:

(1)	RICH SPARKLE HOLDINGS LTD, a company incorporated in the British Virgin Islands with limited liability and having its principal executive office at Portion 2, 12/F, The Center, 99 Queen’s Road Central, Hong Kong (“ANPA”);

(2)	RICH BRIGHT CORPORATE LIMITED 耀發有限公司, a BVI business company incorporated in the British Virgin Islands, having its registered office at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Company”); and

(3)	DRAGON PORT DEVELOPMENTS LIMITED, a company incorporated in the British Virgin Islands and having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Animoca”).

ANPA, the Company and Animoca are collectively referred to herein as the “Parties” and each, a “Party”.

WHEREAS:

(A)	ANPA, the Company and Animoca have entered into a share subscription agreement dated [insert] 2025 in relation to the subscription by Animoca, and the issue by the Company, of 4,900 Class A Preferred Shares (the “Subscription Shares”) (the “Subscription Agreement”).

(B)	Upon the Completion, the shareholding structure of the Company is set out in Schedule 1 (Company Shareholding).

(C)	The Parties wish to enter into this Agreement to regulate their cooperation, and their respective rights and responsibilities in respect of the transactions contemplated under the Subscription Agreement, and the operation and management of the proposed business and the affairs of the Company.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings:

“$EDU Consideration” has the meaning given to it in the Subscription Agreement;

“Affiliate” of a particular person means any person controlling, controlled by or under common control with such particular person, where “control” means the power to direct the management or policies of such company, whether through the ownership of more than fifty per cent (50%) of the voting power of such company, through the power to appoint a majority of the members of the board of directors or similar governing body of such company, through contractual arrangements or otherwise, and references to “controlled” or “controlling” shall be construed accordingly;

“Agent” means, with respect to an entity, any director, officer, employee or other representative of such person; any person for whose acts such entity may be vicariously liable; and any other person that acts for or on behalf of, or provides services for or on behalf of, such entity, in each case, whilst acting in his/her capacity as such;

“Agreement” has the meaning set forth in the preamble;

“Animoca Director” has the meaning given to it in Clause 2.2.1;

“Animoca Reserved Matters” means the matters listed in Part 2 of Schedule 2 (Reserved Matters);

“ANPA Directors” has the meaning given to it in Clause 2.2.1;

“ANPA Shares” means the ordinary shares of ANPA listed on the Nasdaq Capital Market under the symbol “ANPA”;

“Anti-Bribery Laws” means the Applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Group or any Agent of the Group from time to time, including Applicable Laws that prohibit the payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any public official, government employee or commercial entity to obtain an illegitimate business advantage; including, to the extent applicable, the US Foreign Corrupt Practices Act 1977, as amended, and the United Kingdom Bribery Act 2010, as amended, the PRC’s anti-bribery laws, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions;

“Anti-Money Laundering Laws” means all applicable anti-money laundering statutes of all jurisdictions, including, without limitation, to the extent applicable, Hong Kong, the PRC, the European Union, United Kingdom and the United States anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency;

“Applicable Laws” means, with respect to any person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise;

“Articles” means the memorandum and articles of association of the Company, as amended, restated, supplemented or modified from time to time;

“Authorised Person” has the meaning given to it in Clause 7.1;

“Authority” means any relevant government, administrative or regulatory body, or court, tribunal, arbitrator or governmental agency or authority or department (including any relevant securities exchange) and whether supranational, national, regional or local;

“Board” means the board of directors of the Company for the time being and from time to time;

“Brokerage Account” means a brokerage account in the name of the Company opened with the Designated Broker;

“Business Day” means a day other than a Saturday or Sunday or other day on which commercial banking institutions in Hong Kong are authorised or required by law or executive order to close, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time;

“Class A Preferred Shares” means the Class A preferred shares in the share capital of the Company with the rights, entitlements and privileges as set out under the Articles;

“Company” has the meaning given to it in the Preamble;

“Completion” has the meaning given to it in the Subscription Agreement;

“Completion Date” has the meaning given to it in the Subscription Agreement;

“Confidential Information” has the meaning given to it in Clause 11.1;

“Deadlock” has the meaning given to it in Clause 4.1.1;

“Deadlock Matter” has the meaning given to it in Clause 4.2;

“Deadlock Notice” has the meaning given to it in Clause 4.2;

“Designated Broker” means First Securities (HK) Limited;

“Director” means a director of the Company from time to time and “Directors” shall be construed accordingly;

“Disclosing Party” has the meaning given to it in Clause 11.1;

“Early Redemption Notice” has the meaning given to it in Clause 8.1;

“Early Redemption Profit” has the meaning given to it in Clause 8.1;

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind securing any obligation of any person or any agreement or arrangement having a similar effect and “Encumber” shall be construed accordingly;

“HKIAC” has the meaning given to it in Clause 16.2;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Intellectual Property” means (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source of business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) all copyrights, works of authorship, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets, know-how, Confidential Information; (v) software (including source code, object code, firmware, operating systems and specifications); and (vi) other similar proprietary and intellectual property rights of any type, whether registered or not, in any part of the world;

“Listco Shares” has the meaning given to it in the Subscription Agreement;

“Mandatory Redemption Profit” has the meaning given to it in Clause 8.2;

“Notice” has the meaning given to it in Clause 15.1;

“Ordinary Shares” means ordinary shares in the share capital of the Company with the rights, entitlements and privileges as set out under the Restated M&A;

“Receiving Party” has the meaning given to it in Clause 11.1;

“Recipient” has the meaning given to it in Clause 11.3.2;

“Redemption Cut-off Date” has the first-year anniversary of the Completion Date;

“Redemption Date” means the date of the redemption of the Subscription Shares in full in accordance with Clause 8.1 or Clause 8.2, as applicable;

“Rules” has the meaning given to it in Clause 16.2;

“Securities” means, with respect to any person that is a legal entity, (a) any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person; (b) any right, warrant, option, call, commitment, conversion privilege, pre-emptive right, equity-linked securities, indebtedness, or other right to acquire from such person, or require such person to issue, any of the items listed in (a), or security convertible into, exchangeable or exercisable for any of the items listed in (a) (including any convertible note or other convertible instrument); and (c) any contract or agreement providing for the acquisition of any of the items listed in (a);

“Shareholder” means any person registered in the register of members of the Company as the holder of a Share for the time being, which, as at the Completion Date, means ANPA and Animoca;

“Shareholder Reserved Matters” means the matters listed in Part 1 of Schedule 2 (Reserved Matters);

“Shares” means the Ordinary Shares and the Class A Preferred Shares;

“Subscription Agreement” has the meaning given to it in Recital (A);

“Subscription Shares” has the meaning given to it in Recital (A);

“Surviving Provisions” means Clauses 1 (Interpretation), and 16 (Confidentiality and Announcements) to 21 (Governing Law and Jurisdiction);

“Tax” means all forms of taxation, withholdings, deductions, duties, imposts, levies, fees, stamp duties, charges, social security contributions and rates imposed, levied, collected, withheld, assessed or enforced by any Authority, in all cases being in the nature of taxation, and any interest, penalty, surcharge or fine in connection therewith;

“Transfer” means, directly or indirectly, to sell, gift, give, assign, transfer, amalgamate, merge or suffer to exist (whether or not by operation of Applicable Laws) or create any Encumbrance on any shares or any right, title or any legal, equitable, beneficial or economic interest therein or otherwise dispose of in any manner whatsoever voluntarily or involuntarily, including any attachment or assignment for the benefit of creditors against the Company or appointment of a custodian, liquidator or receiver of any of its properties, business or undertaking, or pursuant to any hedging, swap or other derivative transaction or any transfer or other disposal of any equity securities in, or change of control of, any direct or indirect holder of any shares; and

“USD” means US Dollar, the lawful currency of the United States of America.

1.2	In this Agreement, unless otherwise specified:

1.2.1	use of any gender includes the other genders and use of the singular includes the plural and vice versa unless the context requires otherwise;

1.2.2	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.3	a reference to any Party to this Agreement or party to any other agreement or document includes such party’s successors and permitted assigns;

1.2.4	the ejusdem generis principle of construction shall not apply to this Agreement. Accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

1.2.5	references in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned;

1.2.6	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of twenty-four (24) hours running from midnight to midnight;

1.2.7	a reference to the shareholding of a person in the Shares “on a fully diluted basis” is a reference to such shareholding after assuming all outstanding Securities which are convertible into Shares have been fully converted into issued Shares

1.2.8	“as-converted” or any variation thereof means that the calculation should be made assuming that the all issued and outstanding Class A Preferred Shares have been converted into Ordinary Shares;

1.2.9	references to times are to Hong Kong time; and

1.2.10	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time.

1.3	The headings and titles are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	CORPORATE GOVERNANCE

2.1	Board composition and decisions

2.1.1	The Board shall be responsible for the management of the Company and shall consist of three (3) members, amongst which:

(a)	Animoca shall have the right to nominate one (1) Director to the Board (the “Animoca Director”); and

(b)	ANPA shall have the right to nominate two (2) Directors to the Board (the “ANPA Directors”).

The Shareholders shall exercise their voting rights to ensure that the Board composition at all times reflects the composition set out in this Clause 2.2.1.

2.1.2	The Board immediately after the Completion shall consist of the following persons:

(a)	Yat SIU as the Animoca Director; and

(b)	CHAN Tsz Keung and TAM Kiu Hei Hevin as the ANPA Directors,

and the Shareholders shall procure that the persons referred to in this Clause 2.1.2 are appointed as Directors with effect from the Completion Date.

2.1.3	The Chairman of the Board shall be appointed, removed or replaced, in each case, by the affirmative vote of at least seventy-five percent (75%) vote of the Directors then in office.

2.1.4	A Shareholder may remove a Director appointed by it and appoint a new Director as successor by notice in writing to the Company and the other Shareholder.

2.1.5	If at any time Animoca or any of its Affiliates ceases to hold, directly or indirectly, any Shares in the capital of the Company in accordance with the terms of this Agreement and the Subscription Agreement, Animoca shall procure the Animoca Director then in office tenders a letter of resignation to the Board as soon as reasonably practicable after such cessation.

2.1.6	Subject to Applicable Laws and applicable fiduciary duties, the Shareholders shall procure that the Directors appointed by them shall duly perform their duties at the Board and exercise their voting rights in accordance with, and so as to give effect to, the terms of this Agreement. The Shareholders shall procure that the Company will take actions in a manner consistent with the decisions of the Board, and that the Directors nominated by them to the Board shall exercise their voting powers, subject to Applicable Laws and applicable fiduciary duties, in a manner consistent with the decisions of the Board.

2.1.7	The Animoca Director may by writing appoint any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him. An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

2.2	Proceedings of Directors’ meetings

2.2.1	The quorum for a meeting of the Board shall be a simple majority of the total number of Directors including the Animoca Director and at least one (1) ANPA Director.

2.2.2	Meetings of the Board shall be held at such times and at such place as the Board may from time to time determine. No Board meeting shall normally be convened on less than ten (10) Business Days’ notice, unless all of the Directors agree to a shorter notice period.

2.2.3	Each notice of a Board meeting shall specify a reasonably detailed agenda, be accompanied by relevant documents, and be sent by courier or e-mail.

2.2.4	The Directors may participate in a meeting of the Board by means of conference telephone, video conference or similar communications by means of which all persons participating in the meeting can hear each other. A Director participating in a meeting pursuant to this provision shall be deemed to be present in person at such meeting.

2.2.5	Subject to Clause 3 (Reserved Matters) and save as otherwise required under Applicable Laws, a resolution of the Board shall mean either: (a) a resolution approved by a simple majority of the Directors (voting in person or through attendance and voting by a person authorised in writing by the relevant Director) attending a duly convened and constituted meeting of the Board; provided, that, such approval by a simple majority of the Directors shall at all times include the affirmative vote from the Animoca Director; or (b) a unanimous resolution in writing signed by all the Directors.

2.3	Director expenses and remunerations

2.3.1	The Company shall reimburse the reasonable out-of-pocket expenses (including travel and accommodation expenses) incurred by the Directors in connection with attending meetings of the Board upon presentation of relevant receipts.

2.3.2	Each Shareholder shall pay for the remuneration and any other expenses not set out in Clause 2.3.1 of any Director(s) nominated for appointment by it and any costs in connection with the appointment and removal of each such Director.

2.4	Proceedings of Shareholders’ meetings

2.4.1	The quorum for a Shareholders’ meeting of the Company shall be two (2) Shareholders including ANPA and Animoca. For so long as Animoca holds any share of the Company, the quorum for a Shareholders’ meeting of the Company shall always include Animoca.

2.4.2	Subject to Clause 3 (Reserved Matters) and save as otherwise required under Applicable Laws, a decision of the Shareholders shall mean either (a) a resolution approved by the affirmative vote of holders of more than two-thirds (2/3) of the Shares entitled to vote thereon (voting in person or by proxy) at a duly convened and constituted meeting of the Shareholders; or (b) a resolution in writing duly circulated in accordance with the Articles and Applicable Laws and signed by all Shareholders.

3.	RESERVED MATTERS

3.1	Shareholder Reserved Matters

Notwithstanding anything to the contrary in this Agreement and the Articles, each Party shall procure that no action is taken, no resolution is passed by the Company, and the Company shall not take any action, in each case of the foregoing, in respect of any of the Shareholder Reserved Matters as set forth in Part 1 of Schedule 2 without the prior written consent or affirmative vote of both ANPA and Animoca, which can be given:

3.1.1	by way of an affirmative vote in a general meeting duly held by the Company; or

3.1.2	by prior written consent signed by the Animoca and ANPA in lieu of such general meeting.

3.2	Animoca Reserved Matters

As a separate, independent and severable covenant from the obligations in Clause 3.1 above, and notwithstanding any other provision to the contrary in this Agreement and the Articles, ANPA shall procure that no action is taken and no resolution is passed by the Company, and that the Company shall not take any action, in each case of the foregoing, in respect of any of the Animoca Reserved Matters as set forth in Part 2 of Schedule 2 without the prior written consent or affirmative vote of Animoca, where such consent or vote may be granted, conditioned or withheld in the sole and absolute discretion of Animoca. Such consent or vote may be given in any of the following ways:

3.2.1	by way of an affirmative vote in a meeting of the Board by the Animoca Director;

3.2.2	by prior written consent signed by the Animoca Director in lieu of such Board meetings;

3.2.3	by way of an affirmative vote in a meeting of the Shareholders by Animoca; or

3.2.4	by prior written consent signed by Animoca in lieu of such Shareholders’ meetings.

4.	DEADLOCK

4.1	Deadlock

4.1.1	There is a deadlock (a “Deadlock”) if either:

(a)	the Board has not passed a resolution which has been put to it in accordance with this Agreement or the Articles, either because the requisite Directors have not voted in favour of it or because if two (2) or more consecutive Board meetings have been dissolved for the lack of a quorum; or

(b)	the Shareholders have not passed a resolution which has been put to them in accordance with this Agreement or the Articles, either because the requisite Shareholders have not voted in favour of it or because two (2) or more consecutive meetings of the Shareholders have been dissolved for the lack of a quorum.

4.1.2	Whilst a Deadlock exists, each Shareholder shall exercise all such rights and powers as are available to it to enable the Company to continue operating in the ordinary course of its business in accordance with the terms of this Agreement, provided that no action shall be taken in relation to the matter which is the subject of the Deadlock, save as contemplated by this Clause 4.

4.2	Deadlock Notice

In the event of a Deadlock, either Shareholder may serve written notice on the other Shareholder, copied to the Company, stating that in its opinion a Deadlock has arisen, identifying the matter giving rise to the Deadlock (the “Deadlock Matter”) and its position in relation to the Deadlock Matter (a “Deadlock Notice”). Only one Deadlock Notice may be given in respect of the same Deadlock.

4.3	Deadlock resolution

4.3.1	Following the giving of a Deadlock Notice, each Shareholder shall immediately refer the Deadlock Matter to the Director(s) appointed by such Shareholder, who shall for a period of ten (10) Business Days starting on the Business Day after the date on which the Deadlock Notice was given, attempt in good faith to resolve the Deadlock.

4.3.2	If the Director(s) appointed by the Shareholders resolve the Deadlock Matter within the ten (10) Business Day period referred to in Clause 4.3.1, the Shareholders shall procure that the Company acts in accordance with the instructions given by their Directors.

4.3.3	If the Director(s) appointed by the Shareholders fail to resolve the Deadlock Matter within the ten (10) Business Day period referred to in Clause 4.3.1, the Company shall not take any action relating to the Deadlock Matter and this Agreement shall continue to apply in accordance with its terms.

5.	INFORMATION RIGHTS

5.1	Information and inspection rights

The Company shall prepare and deliver to each Shareholder:

5.1.1	within three (3) weeks after the end of each calendar month, monthly unaudited consolidated management accounts in English, comprising the unaudited balance sheet and profit and loss statement of the Company made up to the last day of the immediately preceding month;

5.1.2	within one (1) month after each calendar quarter, quarterly unaudited consolidated management accounts in English, comprising the unaudited balance sheet and profit and loss statement of the Company made up to the last day of the immediately preceding quarter; and

5.1.3	as promptly as reasonably practicable,

(a)	any information as may be reasonably required by the Shareholders in respect of the Company from time to time;

(b)	any actual, pending or threatened material litigation involving a claim of over US$10, 000 (or its equivalent in any other currency);

(c)	any actual, pending or threatened investigation, enquiry or disciplinary proceeding by any Authority which may be material to the business and/or the operations of the Company; and

(d)	any violation of Applicable Laws by the Company.

5.2	Keeping of proper books

The Company shall maintain proper books, accounts and records in accordance with generally accepted accounting principles and Applicable Laws or as may be required by its respective auditors.

5.3	Inspection and Access

After giving reasonable notice and no later than five (5) Business Days’ notice to the Company, any Shareholder may (or cause an agent or representative of such Shareholder to):

5.3.1	have full access to, inspect and subject to the compliance of the confidentiality obligation set forth in Clause 16 (Confidentiality and Announcements), make copies of all the books, accounts, financial and other records of the Company;

5.3.2	have full access to such management and personnel of the Company as may be reasonably requested by such Shareholder for the purpose of consulting with and advising management and obtaining information regarding the business, operations, financial position and prospects of the Company; and

5.3.3	have full access to the Company’s sites, premises and facilities.

5.4	Permitted Disclosure

For the avoidance of doubt, any Animoca Director is entitled to pass information concerning the Company to Animoca or its Affiliates as he sees fit, so long as such information is kept confidential in accordance with Clause 16 (Confidentiality and Announcements).

6.	TRANSFER RESTRICTIONS

6.1	During the period commencing on the Completion Date and until the date that is six (6) months thereafter, the Company shall not dispose of or otherwise deal with any of the Listco Shares except with the prior written consent from each of ANPA and Animoca.

6.2	Commencing on the date that is six (6) months after the Completion Date, each of the Parties agrees that the Listco Shares shall be held in the Brokerage Account and any portion of the Listco Shares shall only be transacted through the Brokerage Account and any such transaction executed through the Brokerage Account shall be subject to the prior written consent from both Authorised Persons.

6.3	The Company shall not dispose of, Transfer, pledge, charge, Encumber or hedge any of the Listco Shares save as in accordance with Clause 8.1 or Clause 8.2, as applicable. In the event the Company intends to dispose of any of the Listco Shares in accordance with Clause 8.1 or Clause 8.2, as applicable, each of ANPA and Animoca shall procure that the Authorised Person designated by it consent to such disposal immediately.

6.4	Save and except for as provided under Clause 8, Animoca shall not Transfer, directly or indirectly, any Subscription Shares, other than to its Affiliate. Animoca agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Clause 6.4. Any Transfer or attempted Transfer of any Subscription Shares not made in compliance with this Clause 6.4 shall be null and void ab initio and shall not be entered into the Company’s register of members, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue to be treated) as the owner of such Subscription Share(s) for all purposes of this Agreement.

6.5	For so long as Animoca holds any Subscription Shares, ANPA shall not, directly or indirectly, sell, Transfer, assign, pledge, charge, encumber, grant any option over, or otherwise dispose of (or enter into any agreement or arrangement that would result in any of the foregoing) any legal or beneficial interest in any shares of the Company held by it, whether in whole or in part, without the prior written consent of Animoca. ANPA agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Clause 6.5. Any purported Transfer, disposal or Encumbrance in breach of this Clause 6.5 shall be null and void ab initio and shall not be entered into the Company’s register of members, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue to be treated) as the owner of such Ordinary Share(s) for all purposes of this Agreement.

6.6	Without prejudice to the generality of Clause 6.3 and Clause 6.5 and the “Transfer” definition, neither the Company nor ANPA shall, directly or indirectly, circumvent or permit to be circumvented, or avoid or permit to be avoided, this Clause 6 (Transfer Restrictions) by effecting, causing or consenting to any Transfer of (in the case of the Company) the Listco Shares or (in the case of ANPA) the Ordinary Shares, whether by way of a transfer of shares or other interests in any holding company, parent company or entity that controls the Company or ANPA, respectively, or by way of merger, consolidation, scheme of arrangement, reorganisation, division, dissolution, recapitalisation or otherwise. Any Transfer or purported Transfer in breach of this Clause 6.6 shall be null and void ab initio, and shall not be entered into ANPA’s or the Company’s register of members (as the case maty be).

7.	BROKERAGE ACCOUNT

7.1	The Company shall procure that any operation of the Brokerage Account shall require the joint signatures of the following individuals (each, an “Authorised Person”):

(a)	one person designated by ANPA, who shall initially be CHAN Tsz Keung; and

(b)	one person designated by Animoca, who shall initially be Samuel Tse.

7.2	Each of ANPA and Animoca may appoint, replace or remove an Authorised Person by a written instrument signed by it and notified to the other party in writing.

7.3	Upon ANPA or Animoca notifying the other Party of its appointment, replacement or removal of its Authorised Person, the other Party shall take all necessary steps to give effect to such appointment, replacement or removal, including varying the authorised signatories of the Brokerage Account.

8.	REDEMPTION

8.1	Notwithstanding the provisions under Clause 6, at any time after the date that is six (6) months prior to the Redemption Cut-off Date, if the value of the Listco Shares (calculated based on the average closing price of the ANPA Shares as quoted on https://www.nasdaq.com/market-activity/stocks/anpa during the immediately preceding thirty (30) consecutive trading days) exceeds US$3,122,449, ANPA shall have the right (but not the obligation) to, by written notice delivered to the Company (the “Early Redemption Notice”) within two (2) Business Days following the end of such thirty (30)-trading-day period, request the Company to dispose of the Listco Shares in full (but not in part) and Animoca shall consent to such disposal. Upon receipt of such Early Redemption Notice, the Company shall instruct the Designated Broker to use reasonable efforts to execute such disposal as soon as practicable. Within two (2) Business Days after the Company’s disposal of the Listco Shares in full in accordance with the immediately preceding sentence of this Clause 8.1, the Subscription Shares held by Animoca shall be redeemed in exchange for (i) the $EDU Consideration, provided that, regardless of the actual Redemption Date, the $EDU Consideration shall be deemed to have been paid to Animoca on the date on which the Designated Broker executes the disposal of the Listco Shares in accordance with this Clause 8.1; and (ii) 30% of the product of (x) the proceeds from such disposal of the Listco Shares in accordance with this Clause 8.1 minus (y) US$3,000,000 (such sum in sub-clause (ii), the “Early Redemption Profit”). Within two (2) Business Day following the Company’s disposal of the Listco Shares, to the extent that the Early Redemption Profit is greater than zero, the Early Redemption Profit shall be paid by the Company to Animoca in cash to a bank account designated in writing by Animoca, or, at Animoca’s sole discretion, in USD Tether (USDT) or USD Coin (USDC) (on the basis that 1 USDT or USDC shall equal US$1) to a blockchain network address to be notified by Animoca in writing.

8.2	Notwithstanding the provisions under Clause 6, on the Redemption Cut-off Date, if the Listco Shares have not been disposed of in accordance with Clause 8.1, the Company shall dispose of the Listco Shares in full (but not in part), and each of ANPA and Animoca shall consent to such disposal. The Company shall instruct the Designated Broker to use reasonable efforts to execute such disposal as soon as practicable. Within two (2) Business Days after the Company’s disposal of the Listco Shares in full in accordance with the immediately preceding sentence of this Clause 8.2, the Subscription Shares held by Animoca shall be redeemed in exchange for (i) the $EDU Consideration, provided that, regardless of the actual Redemption Date, the $EDU Consideration shall be deemed to have been paid to Animoca on the Redemption Cut-off Date; and (ii) 30% of the product of (x) the proceeds from such disposal of the Listco Shares in accordance with this Clause 8.2 minus (y) US$3,000,000 (such sum in sub-clause (ii), the “Mandatory Redemption Profit”). Within two (2) Business Day following the Company’s disposal of the Listco Shares, to the extent that the Mandatory Redemption Profit is greater than zero, the Mandatory Redemption Profit shall be paid by the Company to Animoca in cash to a bank account designated in writing by Animoca, or, at Animoca’s sole discretion, in USDT or USDC (on the basis that 1 USDT or USDC shall equal US$1) to a blockchain network address to be notified by Animoca in writing.

9.	WARRANTIES

9.1	Each of the Parties warrants to the other Parties that:

9.1.1	this Agreement shall constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms. Such Party has obtained all corporate approvals for the execution of this Agreement and has the authority and capacity to execute this Agreement and to perform its obligations hereunder;

9.1.2	the execution and performance of this Agreement by such Party does not conflict with any Applicable Laws, contract or other restriction under which it is obligated;

9.1.3	such Party is legally formed and operating under the laws of the jurisdiction of its incorporation and its representative has the authority and capacity to sign and perform this Agreement; and

9.1.4	the entry and delivery of, and the performance by such Party of this Agreement will not result in any breach of any provision of its constitutional documents or result in any claim by a third party against any other Party.

10.	UNDERTAKINGS

10.1	Intellectual Property

10.1.1	Without the prior written consent of the relevant Shareholder, neither the Company nor the other Shareholder shall use the name, trademark or any Intellectual Property of any Shareholder or any Affiliate of any Shareholder.

10.1.2	Without the prior written consent of the relevant Shareholder, neither the Company nor the other Shareholder shall acquire any rights in any Intellectual Property of any Shareholder.

10.2	Compliance with this Agreement

Each Party undertakes to the other that it shall take all practicable steps including, without limitation, the exercise of votes it directly or indirectly controls at meetings of the Board and general meetings of the Company to ensure that the terms of this Agreement are complied with and to procure that the Board and the Company to comply with its obligations and that it shall do all such other acts and things as may be necessary or desirable to implement this Agreement.

10.3	Conflicts with Articles

If any provision of the Articles at any time conflicts with any provision of this Agreement, this Agreement shall prevail as amongst the Parties and the Parties shall whenever necessary exercise all voting and other rights and powers available to them to procure the amendment, waiver or suspension of the relevant provision of the Articles to the extent necessary to permit the Company and its affairs to be administered as provided in this Agreement.

10.4	Compliance

Each Party undertakes to ensure that the Company shall conduct its business in compliance with all Applicable Laws.

10.5	Anti-Bribery and Anti-Money Laundering

Each Party undertakes to procure that: (a) the Company is at all times in compliance with applicable Anti-Bribery Laws and Anti-Money Laundering Laws; and (b) the Company shall not take any action, and procure that none of its Agents shall take any action, directly or indirectly, which would expose the Shareholders or any of their Affiliates to any risk of being involved in, or affected by, any violation of any applicable Anti-Bribery Laws or Anti-Money Laundering Laws.

11.	CONFIDENTIALITY AND ANNOUNCEMENTS

11.1	For the purposes of this Clause 11, “Confidential Information” means all information of a confidential or proprietary nature (a) disclosed by one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”) whether before, on or after the date of this Agreement, or (b) relating to the Company and disclosed to the Receiving Party by the Company.

11.2	Subject to Clause 11.3, during the term of this Agreement and after termination of this Agreement, the Receiving Party shall:

11.2.1	keep the Confidential Information confidential;

11.2.2	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Clause 11.3 or Clause 11.4; and

11.2.3	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

11.3	During the term of this Agreement, the Receiving Party may disclose Confidential Information:

11.3.1	to its directors, officers, employees and/or professional advisers in the normal course of the performance of their duties;

11.3.2	to any prospective acquirer, underwriter or financial institution providing financing and their respective directors, officers, employees and/or professional advisers, provided that such disclosure pursuant to Clauses 11.3.1 and 11.3.2 is not in violation of the provisions of this Agreement if the recipient of Confidential Information (the “Recipient”) has been advised by the relevant Receiving Party of the confidential nature of such Confidential Information, and has agreed to keep such information confidential on substantially the same terms as provided herein; or

11.3.3	where the Receiving Party is Animoca, to its Affiliates and their respective directors, officers, partners, members, equity holders, existing and potential investors, existing and potential lenders (together with their employees, directors, officers, representatives and advisers (including counsel and accountants)), potential direct or indirect transferees (together with their employees, directors, officers, representatives and advisers (including counsel and accountants)), auditors, attorneys, financial advisers, consultants and other advisers.

11.4	Subject to Clause 11.5, the obligations contained in Clauses 11.2, 11.3 and 11.6 shall not apply to any Confidential Information which:

11.4.1	is at the date of this Agreement or at any time after the date of this Agreement in the public domain other than through breach of this Agreement by the Receiving Party or any Recipient;

11.4.2	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

11.4.3	subsequently comes lawfully into the possession of the Receiving Party from a third party which is not in breach of any confidentiality obligation; or

11.4.4	is required or requested to be disclosed by any Applicable Laws or Authority.

11.5	If the Recipient/Receiving Party is required to make a disclosure or announcement in the circumstances contemplated by Clause 11.4.4 it shall, to the extent reasonably permitted and practicable, notify the Disclosing Party or the Company of its intention to disclose and, if appropriate, discuss such disclosure with the Disclosing Party or the Company. To the extent legally permitted, the Recipient or Receiving Party (as applicable) shall take reasonable measures to restrict the disclosure and shall take reasonable steps to allow the Disclosing Party or the Company to have an opportunity to oppose or restrict such disclosure. In the event that such disclosure shall still be required, the Recipient or Receiving Party (as applicable) shall only disclose the Confidential Information to the minimum extent required and use its reasonable best efforts to seek confidential treatment of such information.

11.6	During the term of this Agreement and after termination of this Agreement for any reason whatsoever, each Party undertakes to the other Parties not to issue any press release or make any public statement or other communication about the matters contained in this Agreement or any document referred to in it without the prior written consent of the other Parties (such consent not to be unreasonably withheld, delayed or conditioned), unless required or requested by any Applicable Laws or Authority.

12.	COSTS

12.1	ANPA shall be solely responsible, and in no event shall Animoca be responsible, for the costs and expenses incurred in connection with the operation and management of the Company, including, without limitation, the expenses for the opening and maintenance of the Brokerage Account and any other expenses reasonably and property incurred by the Company in connection with the transactions contemplated under this Agreement (including, without limitation, Clause 8).

12.2	Subject to Clause 12.1 and except as otherwise expressly provided in this Agreement, each Party shall pay its own costs, expenses and Taxes of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement.

13.	TERMINATION

13.1	Termination

Subject to Clause 13.2, this Agreement shall:

13.1.1	be terminated at any time by the written agreement of all of the Parties; or

13.1.2	terminate upon the Company having fully discharged its obligations under Clause 8.1 or Clause 8.2, as applicable, of this Agreement.

13.2	Effect of termination

13.3	The rights and obligations set out in this Agreement (other than those in the Surviving Provisions) shall cease to apply to any Shareholder who ceases to hold any Shares in the capital of the Company, save for rights and obligations which have accrued as at such date.

13.4	Each Party’s further rights and obligations cease immediately on termination, except that Clauses 1 (Interpretation), and 11 (Confidentiality and Announcements) to 16 (Governing Law and Jurisdiction) shall survive the termination of this Agreement and shall continue in full force and effect. Termination does not affect a Party’s accrued rights and obligations at the date of termination.

14.	GENERAL

14.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

14.2	No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party against whom the waiver is to be effective.

14.3	The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

14.4	The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by Applicable Laws.

14.5	Each Party undertakes to the other Parties to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be necessary to give all Parties the full benefit of this Agreement.

14.6	This Agreement and each document referred to in it and therein constitute the entire agreement and supersede any previous agreements between the Parties relating to the subject matter hereof and thereof.

14.7	Each Party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) given by any person or any of the other Parties other than as set out in this Agreement or each document referred to in it.

14.8	None of the Parties is liable to any of the other Parties (in equity, contract or tort (including negligence) or in any other way) for a representation, warranty or undertaking that is not set out in this Agreement or any document referred to in this Agreement.

14.9	Nothing in this Agreement will be deemed to constitute a partnership between the Parties nor constitute a Party the agent of any other Party for any purpose.

14.10	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any Applicable Law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

14.11	Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.

14.12	This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument. In particular, each Party agrees that the use and affixing of an electronic signature (such as DocuSign or Dropbox Sign) shall be considered reliable and is appropriate for the purposes of the Electronic Transactions Ordinance (Cap.553 of the Laws of Hong Kong).

14.13	A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Ordinance.

14.14	Subject to Clause 14.14, no Party shall assign, transfer or create any trust in respect of, or purport to assign, transfer or create any trust in respect of, any of its rights or obligations under this Agreement except in accordance with the terms of this Agreement.

14.15	Animoca (and its successors and assigns) may, without the consent of the other Parties, assign the benefit of all or any of its rights under this Agreement to its Affiliates.

14.16	Each Party acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limitation to any other remedy or right it may have, the non-breaching Party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

15.	NOTICES

15.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be in writing, in the English language, delivered by hand, e-mail or courier using an internationally recognised courier company, to the person(s) due to receive the Notice to the address set out in Clause 15.2 or to another address or person specified by that person by not less than five (5) Business Days’ written notice to the other Parties, such notice to be received before the Notice was despatched (and such new address or person shall, unless otherwise stated, thereafter apply to all Notices sent to that person).

15.2	For the purposes of this Clause 15, a Notice shall be sent to the e-mail or addresses and for the attention of those persons set out below:

15.2.1	in the case of Animoca:

Address: 28/F, Landmark South, 39 Yip Kan Street, Wong Chuk Hang, Hong Kong

Email Address: legal@animocabrands.com

Marked for the attention of: Legal Department;

15.2.2	in the case of ANPA or the Company:

Address: Portion 2, 12th Floor, The Center, 99 Queen’s Road Central, Hong Kong

Email Address: mc@anpa.com.hk

Marked for the attention of: Mr. Matthew Chan.

15.3	In the absence of evidence of earlier receipt, a Notice shall be deemed to have been duly given if:

15.3.1	delivered personally, when left at the address referred to in Clause 15.2;

15.3.2	sent by courier, two (2) Business Days after posting it; or

15.3.3	sent by e-mail, upon receipt.

16.	GOVERNING LAW AND JURISDICTION

16.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.

16.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (“Rules”), which Rules are deemed to be incorporated by reference into this Clause and as may be amended by the rest of this Clause. The seat of arbitration shall be Hong Kong. The arbitration agreement shall be governed by Hong Kong law. The language of the arbitration proceedings shall be English. The arbitration tribunal shall consist of one (1) arbitrator.

Schedule 1

COMPANY SHAREHOLDING

	Number of Shares	% of the total share capital of the Company on a fully-diluted and as-converted basis
Animoca	4,900 Class A Preferred Shares	49%
ANPA	5,100 Ordinary Shares	51%
Total	10,000 Shares	100%

Schedule 2

RESERVED MATTERS

Part 1 – Shareholder Reserved Matters

1.	Any amendment, modification or variation of the Articles or any other constitutional documents of the Company;

2.	Any sale, disposal, Transfer, pledge, charge, Encumbrance, hedging or any similar transactions or dealings in respect of the Listco Shares other than strictly in accordance with Clause 8.1 or Clause 8.2 of this Agreement;

3.	Any voluntary liquidation, dissolution, winding up, filing for insolvency or any other similar proceedings of the Company;

4.	Any issuance and allotment or grant by the Company of any Shares or securities of the Company (including options, warrants, convertible securities or equivalents);

5.	Any increase, reduction or cancellation of the authorized or issued share capital of the Company;

6.	Any change in the size of the Board;

7.	The merger, amalgamation, scheme of arrangement, reorganisation, restructuring, recapitalization or consolidation of the Company with and into any other entity;

8.	Any transaction involving the Company in which the Shareholders do not retain a majority of the voting power in the surviving entity following consummation of such transaction; or

9.	The Company incurring, assuming, guaranteeing or otherwise becoming liable for any indebtedness, obligation or liability (whether actual or contingent, present or future).

Part 2 – Animoca Reserved Matters

1.	Altering the rights attaching to the Class A Preferred Shares in the capital of the Company;

2.	Effecting the redemption or purchase of any shares of the Company or any other acquisition of the share capital of the Company other than strictly in accordance with Clause 8.1 or Clause 8.2 of this Agreement;

3.	Incorporating a subsidiary of the Company, or creating or holding share capital in another entity;

4.	Any appointment, replacement or removal of the Animoca Director;

5.	the Board delegating any of their powers to a committee of the Board of directors

6.	Any material changes to the duties, role or authority of any Key Persons, if any, of the Company. For the purpose of this Schedule, the term “Key Person” means (i) any chief executive officer, chief financial officer, or chief operating officer; (ii) any director; (iii) any officer or employee with equivalent seniority, strategic importance or functional responsibility; or (iv) any individual subsequently designated in writing by Animoca as a Key Person;

7.	The Company engaging in any business activity other than the passive holding and management of the Listco Shares and the $EDU Consideration strictly in accordance with the terms of this Agreement;

8.	The disposal, Transfer, pledging, charging, Encumbrance or hedging of any $EDU Consideration save as in accordance with Clause 8.1 or Clause 8.2, as applicable;

9.	The Company entering into any Related-Party Transactions. For the purpose of this Schedule, the term “Related-Party Transaction” means any transaction, agreement, arrangement, understanding, commitment or course of dealing (in any form whatsoever, whether written, oral, express or implied, and irrespective of whether on arm’s-length terms) between the Company on the one hand, and ANPA or any of its Affiliates on the other hand, including without limitation, (i) any loan, advance, guarantee or similar obligation; (ii) any provision or receipt of services; (iii) any asset purchases, sales, leases, licences or Transfers; (iv) any joint ventures, partnerships or similar cooperative arrangement; and (v) any payment, distribution, dividend or other transfer of value;

10.	The Company making, authorising, approving, incurring, guaranteeing or becoming liable for any capital expenditure or financial commitment exceeding US$10,000 (or its equivalent in any other currency determined by the prevailing exchange rate published by Bloomberg) in aggregate in any fiscal year;

11.	The making of any loan or advance to another person by the Company; or

12.	Changing the tax residence of the Company.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
)
for and on behalf of	)
)
RICH SPARKLE HOLDINGS LIMITED	)
)

Name:
Title:

SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
)
for and on behalf of	)
)
RICH BRIGHT CORPORATE	)
LIMITED 耀發有限公司	)

Name:
Title:

SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
)
for and on behalf of	)
)
DRAGON PORT DEVELOPMENTS	)
LIMITED	)

Name: Evan Auyang
Title: Authorised Signatory

SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT